Exhibit 99.1

  Ark Restaurants to Sell Lutece and Tsunami Locations at The Venetian in Las
                     Vegas for an Aggregate of $14 Million

    NEW YORK--(BUSINESS WIRE)--Dec. 4, 2006--Ark Restaurants Corp. (NASDAQ:ARKR) today announced that they have signed a definitive agreement and sold their Lutece and Tsunami locations at The Venetian Resort Hotel Casino in Las Vegas, Nevada, for an aggregate of $14 Million. Effective December 1, 2006, the Company's subsidiaries that lease each of Lutece, Tsunami and the Company's Vivid location have entered into an agreement to sell Lutece, Tsunami and a portion of the Vivid location used by Lutece as a prep kitchen to Venetian Casino Resort, LLC. The Company's Lutece location closed as of the close of business on December 3, 2006 and it is contemplated that the Company's Tsunami location will close at the end of the calendar year.

    Ark Restaurants owns and operates 24 restaurants and bars, 28 fast food concepts, catering operations and wholesale and retail bakeries. Eight restaurants are located in New York City, four are located in Washington, D.C., nine are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey and two are located at the Foxwoods Resort Casino in Ledyard, Connecticut. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; four restaurants and bars within the Venetian Casino Resort as well as three food court concepts. In Las Vegas, the Company also owns and operates one restaurant within the Forum Shops at Caesar's Shopping Center. The Florida operations under management include five fast food facilities in Tampa, Florida and eight fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino.

    Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission.

    CONTACT: Ark Restaurants Corp.
             Robert Towers, 212-206-8800
             bob@arkrestaurants.com